Exhibit 99.1

Akoustis™ Patented Single Crystal BAW RF Filter Technology Achieves Commercial Performance Milestone

- 40% Improvement in Resonator Q and Figure-of-merit (FOM) Obtained Using Advanced Materials and Improved Process Technology -

Charlotte, N.C., November 1, 2016 – Akoustis Technologies, Inc. (OTCQB: AKTS) (“Akoustis” or the “Company”), a manufacturer of innovative BulkONE™ bulk acoustic wave (BAW) high-band RF filters for mobile wireless, announced today a significant performance improvement in its patented single-crystal BAW technology, which the Company believes satisfies resonator requirements to produce commercial, high-band RF filters, including 4G/LTE, Wi-Fi, emerging 5G and other wireless applications.

As a result of combining the Company’s second generation single-crystal piezoelectric material with improvements in resonator design and fabrication, a quality factor (Q) of 2,914 and a technology figure-of-merit (FOM) of 152 was achieved. Both milestones are approximately 40% higher than the last demonstrated performance reported by the Company on August 8, 2016.

The results reported were for 72-ohm resonators operating at approximately 2.5GHz with a range of K-squared values from 5.2% to 7.1%, which were obtained from experimental devices targeting Q improvement. Such K-squared values are de-embedded, meaning that any effect of on-chip passive circuit elements present in our RF filter process is subtracted. K-squared is an important parameter that determines the bandwidth of RF filters. Higher K-squared performance enables wider bandwidth BAW RF filters.

Commenting on the announcement, Akoustis co-Chairman, Jerry Neal, stated, “The Akoustis team has demonstrated incredible progress in 2016, which includes the advances made in our single-crystal piezoelectric materials and delivering an 8-fold improvement in the quality factor (Q) of our resonator technology.” Mr. Neal continued, “We believe the performance reported today positions the Company to transition from a development-stage R&D technology company into a pure-play, high-band BAW RF filter product company.”

Akoustis CEO, Jeff Shealy, added, “While we are thrilled to report achieving commercial specifications for our patented high-band BAW technology, we believe our single-crystal materials approach will allow for further performance improvements beyond the milestones reported today.”

Akoustis is pioneering next-generation material science to address the market requirements for improved RF filters - targeting higher bandwidth, higher operating frequencies and higher output power as compared to conventional polycrystalline BAW technology deployed today. Superior performance is driven by the significant advances made in the single-crystal piezoelectric materials and the resonator-filter process technology. The piezoelectric constant and material composition drive electro-mechanical coupling, which enables higher filter bandwidth. In the case of operating frequency, high sound velocity in high-purity piezoelectric materials allows signals to propagate faster in the RF filter. The Company’s single-crystal piezoelectric materials offer high-thermal conductivity along the path of heat flow, greatly improving the high-power handling capability of the RF filter.

Akoustis continues to meet with multiple design clients and potential strategic partners to share its single-crystal resonator and RF filter results.

About Akoustis

Akoustis™ (http://www.akoustis.com) is a high-tech RF filter solutions company that manufactures its unique, patent-pending BulkONE™ technology to produce single crystal bulk acoustic wave (BAW) RF filters for the mobile-wireless industry, which facilitate signal acquisition and accelerate band performance between the antenna and the back end of mobile devices. Its BulkONE™ technology will service the fast growing multi-billion dollar market of device OEMs, network providers, and consumers to diminish front end phone heat, battery drain and signal loss -- all considered to be directly related to current RF polycrystalline filter technologies’ limitations. Akoustis’ capital-efficient business model leverages third party investments and existing manufacturing infrastructure in the semiconductor industry. Akoustis™ is located in the Piedmont technology corridor between Charlotte and Raleigh, North Carolina.

Forward-Looking Statements

Statements in this press release that are not descriptions of historical facts are forward-looking statements that are based on management’s current expectations and assumptions and are subject to risks and uncertainties. In some cases, you can identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” “will,” “would” or the negative of these terms or other comparable terminology. Factors that could cause actual results to differ materially from those currently anticipated include, without limitation,

•	risks relating to the results of our research and development activities, including uncertainties relating to semiconductor process manufacturing;
•	the early stage of our BulkONE™ technology presently under development;
•	our need for substantial additional funds in order to continue our operations and the uncertainty of whether we will be able to obtain the funding we need;
•	our ability to retain or hire key scientific, engineering or management personnel;
•	our ability to protect our intellectual property rights that are valuable to our business, including patent and other intellectual property rights;
•	our dependence on third-party manufacturers, suppliers, research organizations, testing laboratories and other potential collaborators;
•	our ability to successfully market and sell our technologies;
•	the size and growth of the potential markets for any of our technologies, and the rate and degree of market acceptance of any of our technologies;
•	competition in our industry; and
•	regulatory developments in the U.S. and foreign countries.

In light of these risks, uncertainties and assumptions, the future events and circumstances discussed in the forward-looking statements in this press release may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. The forward-looking statements included in this presentation speak only as of the date hereof, and, except as required by law, we undertake no obligation to update publicly or privately any forward-looking statements for any reason after the date of this presentation to conform these statements to actual results or to changes in our expectations. The materials do not constitute an offer to sell, or the solicitation of any offer to buy, any securities of Akoustis, or any other entity whatsoever. Any representation to the contrary by any party should be ignored.

Akoustis Contact Information:

COMPANY:
Dave Aichele
Akoustis, Inc.
VP of Business Development
Main: 704-997-5735, ext. 106
Email: daichele@akoustis.com

INVESTORS:

The Del Mar Consulting Group, Inc.

Robert B. Prag, President

858-794-9500

bprag@delmarconsulting.com

or

Integra Consulting Group LLC

Jeremy Roe, Managing Partner

925-262-8305

jeremy@integracg.net

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